INVESTOR CONTACT:
                                                             Thomas W. Eberhardt
                                                  Director of Investor Relations
                                                                    847-374-1949


FOR IMMEDIATE RELEASE:

                      APAC ANNOUNCES STOCK REPURCHASE PLAN



Deerfield, Ill. (August 31, 1998) -- APAC TeleServices, Inc. (NASDAQ: APAC), a premier provider of outsourced customer service and sales, today announced that its Board of Directors has authorized the repurchase of up to 2.5 million shares or about 5% of its outstanding common stock. The stock repurchases will be made in the open market, or privately negotiated transactions, depending on market conditions.

"We believe that the current stock price is greatly undervalued and does not reflect the Company's future prospects", stated Theodore G. Schwartz, Chairman and Chief Executive Officer of APAC. "The share repurchase program expresses our confidence in the Company and underscores the commitment of management to enhancing long-term shareholder value."

Headquartered in the Chicago suburb of Deerfield, Illinois, APAC operates 90 customer contact centers with more than 25,000 employees in 19 states. Founded in 1973, APAC seeks to optimize the value of its clients' customer relationships by improving customer service, increasing sales, leveraging technology and managing change for corporate growth. The company's Web site address is www.apacteleservices.com.


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